EXHIBIT 99.1

At Origen Financial:	At Financial Relations Board:
W. Anderson Geater	Leslie Loyet
Chief Financial Officer	(312) 640-6672
866.4 ORIGEN	lloyet@frbir.com
MONDAY, AUGUST 6, 2007
ORIGEN FINANCIAL ANNOUNCES SECOND QUARTER 2007 RESULTS;
DECLARES DIVIDEND OF $0.08 PER SHARE
SOUTHFIELD, MI — August 6, 2007 — Origen Financial, Inc. (NASDAQ: ORGN), a real estate investment trust that originates and services manufactured housing loans, today announced net income of $2.8 million, or $0.11 per share, for the quarter ended June 30, 2007, compared with net income of $2.0 million, or $0.08 per share, for the quarter ended June 30, 2006. Origen’s Board of Directors declared a dividend payment for the second quarter of $0.08 per share to be paid to holders of Origen’s common stock of record on August 16, 2007. The dividend will be paid on August 31, 2007, and will approximate $2.1 million. The Board of Directors takes into consideration the differences between net income as determined by Generally Accepted Accounting Principles (“GAAP”) and estimated REIT taxable net income in the determination of dividend payments.
Highlights for Quarter
•	Loan origination volume increased 36 percent to $104.6 million versus a year ago.

•	Loans processed for third parties totaled $31.9 million for the quarter, an increase of 89 percent over the second quarter 2006.

•	Total revenue increased 26 percent to $28.0 million versus $22.3 million for the prior year quarter.

•	Non-performing loans as a percent of average outstanding loan principal balances remained constant at 0.6 percent at June 30, 2007, as compared to a year ago.

•	Origen 2007-A, a $184 million asset-backed securitization was completed, with the issuance of two separate floating rate classes of notes, both rated AAA.

•	Origen was recognized as National Lender of the Year by the Manufactured Housing Institute.
Financial Highlights
•	Interest income was $22.6 million for the second quarter 2007, an increase of 25 percent, primarily due to a 28 percent increase over the same period a year ago in the average owned loan portfolio. Non-interest income increased 29 percent over the prior year’s second quarter to $5.4 million.

•	Interest expense for the second quarter 2007 increased 37 percent to $14.1 million from $10.3 million for last year’s second quarter as a result of increased borrowings relating to loan originations, as well as continuing increases in the LIBOR benchmark rate on Origen’s warehouse line of credit.

•	The provision for credit losses was $1.8 million for the second quarter 2007 compared with $1.2 million for the same quarter 2006, an increase of 50 percent. The 2006 quarter provision was favorably impacted by a $710,000 reduction in the allowance for loan losses initially established in year 2005 to recognize the impact of estimated damage by hurricanes Rita and Katrina. No such reduction occurred in the 2007 quarter. Absent the 2006 quarter benefit, the 2007 quarter would have reflected a 5 percent reduction in provision by comparison. As a percentage of average outstanding loan principal balances, total net charge-offs, on an annualized basis, decreased to 0.8 percent for the 2007 quarter as compared to 1.0 percent for the 2006 quarter.

•	Second quarter 2007 non-interest expenses were $9.3 million, a 6 percent increase compared with $8.8 million for the year ago quarter. Most of the $0.5 million increase was personnel related, primarily attributable to accrued amounts relating to merit compensation and employee severance costs from organizational restructuring.

•	At June 30, 2007, loans 60 or more days delinquent were 0.7 percent of the owned loan portfolio compared to 0.9 percent at December 31, 2006, and 0.8 percent at June 30, 2006. Net charge-offs totaled $2.0 million for the second quarter 2007 and $2.1 million for second quarter 2006.
Ronald A. Klein, Origen’s chief executive officer, stated, “We are extremely pleased with our second quarter results. Such results allowed us to increase our dividend to $0.08 per share from the first quarter’s dividend of $0.06 per share. While industry shipments of new manufactured homes have yet to rebound, we were able to increase our loan originations by 36 percent year over year, and our third party platform volume grew 89 percent over second quarter 2006. More importantly, despite the turbulence in the credit markets, our loan performance continues to be exceptionally strong. Our delinquencies continue to remain at historically low levels. We had fewer defaults and fewer delinquent dollars as compared to second quarter 2006, while our loan portfolio increased by over $200 million, and our recoveries on defaulted loans continued to improve.”
Mr. Klein added, “We believe our positive performance is driven by our continued intense focus on credit quality. Origen originates only fixed rate, fully documented, high quality loans. The performance of our loans was recognized by the rating agencies which substantially reduced our required over-collateralization levels from 11 percent to 8 percent in our May 2007 asset-backed securitization. Our strong performance has continued into July 2007, as loan originations were up substantially over July 2006 and credit quality continued at exceptionally high levels.

Additionally, Moody’s Investors Service affirmed Origen’s servicer quality rating of SQ2-, or above average.”
Earnings Call and Webcast
A conference call and webcast have been scheduled for August 6, 2007, at 1:00 p.m. Eastern Time to discuss second quarter results. The call may be accessed on Origen’s web site at www.origenfinancial.com or by dialing 800-238-9007. A replay will be available through August 13, 2006 by dialing 888-203-1112, passcode 2458498. You may also access the replay on Origen’s website for 90 days after the event.
Forward-Looking Statements
This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and Origen intends that such forward-looking statements will be subject to the safe harbors created thereby. The words “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate” and similar expressions identify these forward-looking statements. These forward-looking statements reflect Origen’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause Origen’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the foregoing assumptions and those risks referenced under the headings entitled “Factors That May Affect Future Results” or “Risk Factors” contained in Origen’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and Origen expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in Origen’s expectations or future events.
ORGN-E,ORGN-D,ORGN-G
About Origen Financial, Inc.
Origen is an internally managed and internally advised company that has elected to be taxed as a real estate investment trust. Based in Southfield, Michigan, with significant operations in Ft. Worth, Texas, Origen is a national consumer manufactured housing lender and servicer. It offers a complete line of home only products and land home conforming and non-conforming products. Origen also provides servicing for manufactured home only and land home loans.
For more information about Origen, please visit www.origenfinancial.com.

ORIGEN FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	June 30,	December 31,
	2007	2006

ASSETS

Assets
Cash and Equivalents	$1,158	$2,566
Restricted Cash	19,168	15,412
Investment Securities	41,823	41,538
Loans Receivable	1,096,461	950,226
Premises & Equipment	3,294	3,513
Goodwill	32,277	32,277
Other Assets	32,539	27,535

Total Assets	$1,226,720	$1,073,067

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Warehouse Financing	$145,132	$131,520
Securitization Financing	817,003	685,013
Repurchase Agreements	23,269	23,582
Note Payable	557	2,185
Other Liabilities	27,414	26,303

Total Liabilities	1,013,375	868,603

Equity	213,345	204,464

Total Liabilities and Equity	$1,226,720	$1,073,067

ORIGEN FINANCIAL, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Dollars in thousands, except for share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June, 30		June, 30
	2007	2006	2007	2006
Interest Income
Total Interest Income	$22,583	$18,057	$43,407	$35,265
Total Interest Expense	14,089	10,282	27,009	19,877

Net Interest Income Before Loan Losses	8,494	7,775	16,398	15,388
Provision for Loan Losses	1,806	1,201	3,594	3,326

Net Interest Income After Loan Losses	6,688	6,574	12,804	12,062
Non-interest Income	5,403	4,209	10,296	8,388
Non-interest Expenses:
Total Personnel	6,371	6,300	12,917	12,267
Total Loan Origination & Servicing	578	336	1,059	712
State Taxes	167	77	237	175
Total Other Operating	2,150	2,066	4,345	4,158

Total Non-interest Expenses	9,266	8,779	18,558	17,312

Net Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	2,825	2,004	4,542	3,138
Income Tax Expense (Benefit)	(4)	—	8	—

Net Income Before Cumulative Effect of Change in Accounting Principle	2,829	2,004	4,534	3,138
Cumulative Effect of Change in Accounting Principle	—	—	—	46

Net Income	$2,829	$2,004	$4,534	$3,184

Weighted Average Common Shares Outstanding, Basic	25,292,335	25,110,575	25,251,000	25,046,090

Weighted Average Common Shares Outstanding, Diluted	25,423,422	25,149,949	25,357,808	25,137,379

Earnings Per Share on Basic Average Shares Outstanding	$0.11	$0.08	$0.18	$0.13

Earnings Per Share on Diluted Average Shares Outstanding	$0.11	$0.08	$0.18	$0.13